                             LEGAL & COMPLIANCE, LLC

LAURA ANTHONY, ESQUIRE
STUART REED, ESQUIRE                                 WWW.LEGALANDCOMPLIANCE.COM
      OF COUNSEL
                                                     DIRECT E-MAIL:
                                                     LAURAANTHONYPA@AOL.CO,



                                                           February 15, 2010

VIA ELECTRONIC EDGAR FILING

Jan Woo, Staff Attorney
Securities and Exchange Commission
One Station Place
100 F Street, N.E.
Washington, D.C. 20549

         Re:      SunGame Corporation
                  Amendment No. 6 to Registration Statement on Form S-1 Filed February 4, 2010
                  File No. 333-158946

Dear Ms. Woo:

         In accordance with Rule 461 promulgated under the Securities Act of 1933, SunGame Corporation requests that the effective date of its registration statement on Form S-1 be accelerated to become effective on Tuesday, February 16, 2010 at 9:30 a.m., or as soon thereafter as possible.

         SunGame acknowledges that:

          o Should the Commission or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

          o The action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the Company from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and

          o The Company may not assert this action as defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

         Your attention to this matter is appreciated.

Legal & Compliance, LLC


By:/s/  Laura Anthony
   ----------------------
    Laura Anthony, Esq.


          330 CLEMATIS STREET, #217 O WEST PALM BEACH, FLORIDA O 33401
                    O PHONE: 561-514-0936 O FAX 561-514-0832
                   OFFICES IN WEST PALM BEACH AND MIAMI BEACH

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Securities and Exchange Commission
Division of Corporation Finance
February 15, 2010
Page Two




SunGame CORPORATION:

Date: February 15, 2010

/s/ Guy M. Robert
------------------------------
Name:   Guy M. Robert
Title:  Chief Executive Officer,
        Chairman and Principal Accounting Officer
        Principal Financial Officer
        Director


Michael Segal

Date: February 15, 2010


/s/  Michael Segal
-------------------------------
Name:   Michael Segal
Title:  Director


Ranulf Jose Goss

Date: February 15, 2010

/s/ Ranulf Jose Goss
-------------------------------
Name: Ranulf Jose Goss
Title: Director